EXHIBIT 4.2

Amendment to Purchase Agreement

This Amendment (the “Amendment”) dated as of December 30, 2007 is among BluePhoenix Solutions Ltd. (“BluePhoenix” or the “Purchaser”), Codestream Software Ltd. (“Codestream”) and those individuals or entities listed on Exhibit A hereto (collectively the “Grantees” and each a “Grantee”).

Recitals

A. BluePhoenix and Codestream are parties to that certain Purchase Agreement (the “Purchase Agreement”) dated December 14, 2006, pursuant to which BluePhoenix has purchased certain assets of Codestream.

B. The Purchase Agreement provided for certain contingent consideration that could be paid to Codestream, or its Permitted Transferees, if certain conditions were met. The Company’s rights to that contingent consideration have been assigned to the Grantees, who are all Permitted Transferees.

C. Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

The parties to the Purchase Agreement wish to amend the terms of the Purchase Agreement as set forth in this Amendment.

Accordingly, and in consideration of the above recitals and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	In settlement of the provisions of section 2.3 of the Purchase Agreement and the provisions of the Escrow Agreement signed December 14, 2007 (the “Escrow Agreement”), the parties agree as follows:

1.1
An amount of GBP 425,000, representing all outstanding amounts due related to account receivables related to the Purchased Business, less an amount of GBP 390,000 already paid by BluePhoenix, shall be paid at Closing (as defined below) to Codestream. For the avoidance of doubt, it is hereby clarified that no additional payments are required to be made by the Purchaser in connection with the Purchased Business or relating to the Purchase Agreement, other as expressly specified in Section 2 herein.

1.2	The Escrow Amount GBP and accrued interest shall be released to Codestream, after deduction of the following amounts:

(a)	the amount of GBP 206,868 released on June 27, 2007 and;

(b)	the amounts referred to in section 4 of the Escrow Agreement; and

(c)	The amount of GBP 7,326 due as commission to a certain sale person, to be paid by the Purchaser to such sale person.

In accordance with the foregoing, the amount remaining after deduction of the amounts specified under this section 1.2, (such remaining amount being the “Escrow Cash Amount”) will be paid to Codestream at Closing (as defined herein below). Upon payment of the Escrow Cash Amount, there will be no obligations on the part of BluePhoenix, Codestream or any Grantee in connection with the Escrow Agreement or in connection with Exhibit 2 attached to the Purchase Agreement.

1.3
The parties agree that, upon payment of the Escrow Cash Amount by BluePhoenix to Codestream and except for the Contingent Consideration (as defined and as set forth in section 2 below), BluePhoenix will not owe Codestream any amount in connection with the Purchase Agreement or any appendices thereof.

2.	Contingent Consideration

2.1
The parties hereby agree that in consideration of the covenants and payments provided for in this Amendment, Section 3 of the Purchase Agreement is hereby terminated and shall have no further force or effect.

2.2
The parties hereby agree that in further exchange for the Purchased Business, in the event that the terms and conditions set forth herein are fulfilled, the Purchaser shall pay and issue shares or cash to the Grantees as set forth herein, all under the terms and conditions set forth herein:

Cash Payment

(a)	At the Closing, Purchaser will pay the Grantees, in the proportions set forth on Exhibit A, an aggregate amount of US$300,000.

(b)	On October 1, 2008, Purchaser will pay the Grantees, in the proportions set forth on Exhibit A, an aggregate amount of US$1,000,000.

Issuance of Ordinary Shares

(c)
If the First Condition Precedent (as defined herein) has occurred prior to March 31, 2008, the Purchaser shall not later than March 31, 2008 issue to the Grantees proportionately to their respective interests set forth on Exhibit A, an aggregate of 400,000 Ordinary Shares (the “First Issuance”).

“First Condition Precedent” means that the UK Department of Works and Pensions, or any of its affiliates, (collectively, “DWP”) has not ceased utilizing the Codestream software for any of its internal operations.

(d)
If the Second Condition Precedent (as defined herein) has occurred prior to March 31, 2009, the Purchaser shall not later than March 31, 2009 issue to the Grantees proportionately to their respective interests set forth on Exhibit A an aggregate of 600,000 Ordinary Shares (the “Second Issuance”).

"Second Condition Precedent” means that any one or more of the following has occurred (i) the final two milestones for the OTMI Project have been billed by EDS to DWP, or (ii) EDS has paid maintenance on the OTMI licenses, or (iii) EDS has entered with BluePhoenix or any of its subsidiaries into a services agreement for OTMI Release 2 (also known as JSAPS), or (iv) EDS has entered with BluePhoenix or any of its subsidiaries into a maintenance agreement for the Enterprise License signed on September 30, 2007.

(e)
Upon each of the First Issuance and the Second Issuance, Purchaser will deliver to each of the Grantees a certificate or certificates representing the Ordinary Shares issued by the Purchaser’s transfer agent in United States, representing the number of Ordinary Shares being issued to such Grantee in the percentages specified in Exhibit A attached hereto and bearing the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

(f)
The Closing shall take place, at the offices of the Purchaser in 8 Maskit Herzlia, Israel (the “Closing”) on a date to be mutually agreed upon between the Grantees’ Representative and the Purchaser, but not later than 14 days following the date of this agreement, provided that the Grantees Representative provided the complete Exhibit A prior to the Closing.

2.3
Notwithstanding the provisions of section 2.2, if each VWAP during any 10 consecutive Trading Days before March 31, 2008 or March 31, 2009, as the case may be, is less than US$6.00, the Grantees Representatives may, by joint written notice within 2 Trading Days of the end of any such 10 consecutive Trading Day period, on one occasion, require the Purchaser to pay cash consideration in lieu and stead of the issuance of the Ordinary Shares referred to in section 2.2(c) and (d) above, respectively. In such event, BluePhoenix will pay the Grantees cash in the respective amounts specified below and accrued interest at the rate equal to the applicable Screen Rate of the LIBOR (the London Interbank Offered Rate) for deposits in GBP having a maturity of three months plus 1.5%, accrued from January 1, 2008. The cash amount to be paid to each Grantee shall be as specified in Exhibit A attached hereto.

In the event of cash payment instead of the First Issuance, Purchaser will pay the Grantees an aggregate amount of GBP 1,160,000, plus interest as stated above, not later than March 31, 2008. In the event of cash payment instead of the Second Issuance, Purchaser will pay the Grantees an aggregate amount of GBP 1,740,000, plus interest as stated above, not later than March 31, 2009.

3.	Registration Rights.

3.1

(a)
Not later than March 31, 2008 (the “Filing Date”), Purchaser shall, at its expense, file a Registration Statement to permit or facilitate the resale of the First Portion Registrable Securities by the Grantees. Not later than March 31, 2009 (the “Second Filing Date”), Purchaser shall, at its expense, file a Registration Statement to permit or facilitate the resale of the Second Portion Registrable Securities by the Grantees. Purchaser may file one registration statement for the First Portion and Second Portion or include in any such registration statement up to 1,000,000 of any other Ordinary Shares. The Purchaser shall use reasonable efforts to effect each such registration as soon as practicable after the Filing Date and to keep such registration in effect until all the Registrable Securities have been sold or such earlier date as no registration would be required under the terms of Section 3.2(iii) below. Nevertheless, the Grantees acknowledge and agree that declaration of effectiveness may be delayed or withheld, and shall have no allegations or claims in this regard against the Purchaser, provided that the Purchaser is employing reasonable efforts to cause such registration statement to become effective. Purchaser shall provide Grantee’s Representative with a true and complete copy of each such registration statement and all amendments thereto. The Grantees acknowledge and agree that the registration rights granted pursuant to the terms hereof are subject in all respects to the prior rights in full of the holders set forth in the registration rights agreement, dated as of November 21, 2007, between the Purchaser and the holders named therein.

(b)
Purchaser shall use its commercially reasonable efforts to register or qualify or cooperate with the selling Grantee in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Grantee requests in writing, to keep each such registration or qualification (or exemption therefrom) effective and to do any and all actions necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities: provided however, that the Purchaser shall not be required to qualify generally to do business in any jurisdiction or where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject Purchaser to any material tax in any such jurisdiction where it is not then so subject.

(c)
Purchaser shall use its commercially reasonable efforts to cause all Registrable Securities to be listed or quoted on the Nasdaq Global Market or any other securities exchange, quotation system or market, if any, on which similar securities issued by Purchaser are then listed or traded.

3.2
Notwithstanding the foregoing, the Purchaser shall not be obligated to effect any such registration, qualification or compliance, pursuant to Section 3.1, (i) if Form F-3 is not available for such offering by a Grantee; (ii) if the Purchaser shall furnish to the Grantees a certificate signed by the President or CEO of the Purchaser stating that in the good faith judgment of the Board of Directors of the Purchaser it would be seriously detrimental to the Purchaser or its stockholders for such Form F-3 registration statement to be effected at such time, in which event the Purchaser shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after the respective Filing Date or Second Filing Date; (iii) if the Registrable Securities may be sold without any restriction pursuant to Rule 144 (or any successor rule) or any other provision under Rule 144 that permits the Grantees to sell the Registrable Securities (provided that volume limitations that permit each Grantee to sell all their Registrable Securities in one given week shall not be considered restriction in this regard) as determined by the counsel to the Purchaser pursuant to a written opinion letter, addressed to the Purchaser's transfer agent to such effect; or (iv) if the Purchaser has already effected one or two F-3 registration statement under this Section 3 covering the Registrable Securities. In connection with any sale by a Grantee under Rule 144, Purchaser shall cause its counsel to deliver such resale opinion regarding the removal of the restrictive legend from the applicable certificate as is required or customarily obtained in sales under Rule 144, provided that related legal expenses are paid to such counsel by the Grantee.

3.3	Indemnities. In the event of any registration of Registrable Shares pursuant to this Section 3:

3.3.1 The Purchaser will indemnify and hold harmless, to the fullest extent permitted by law, the Grantees and any underwriter for the Grantees, and each person, if any, who controls a Grantee or such underwriter, from and against any and all losses, damages, claims, liabilities, costs and expenses (including any amounts paid in any settlement effected with the Purchaser's reasonable consent) to which the Grantees or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (iii) a violation of applicable securities laws by the Purchaser, and the Purchaser will reimburse the Grantees, such underwriter and each such controlling person of the Grantees or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against such loss, claim, damage, liability, action or proceeding; provided, however, that the Purchaser will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Grantee, such underwriter or such controlling persons; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 3.3.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld.

3.3.2 Each Grantee participating in a registration hereunder will indemnify and hold harmless the Purchaser, each other Grantee participating in such registration, any underwriter for the Purchaser, and each person, if any, who controls the Purchaser or such underwriter or such other Grantee, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the Grantee’ reasonable consent) to which the Purchaser or any such controlling person and/or any such underwriter and/or such other Grantee may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, prospectus filed therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Purchaser by or on behalf of the Grantee expressly for use therein and each such Grantee will reimburse the Purchaser, each other Grantee participating in such registration, any underwriter and each such controlling person of the Purchaser or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 3.3.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Grantee, as the case may be, which consent shall not be unreasonably withheld.

3.3.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 3.3.1 or 3.3.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 3.3.1 or 3.3.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party unless the failure to notify is prejudiced of the defense. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 3.3.1 or 3.3.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within 15 days after the notice of the commencement of the action, or (ii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

4.	Adjustments.

4.1
If the Purchaser, at any time prior to issuance of the Ordinary Shares hereunder, shall: (A) pay a stock dividend or otherwise make a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares, (B) subdivide outstanding Ordinary Shares into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (D) issue by reclassification of the Ordinary Shares any Ordinary Shares, then the number of Ordinary Shares issued hereunder shall be adjusted accordingly. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.2
If at any time before either the First Issuance or the Second Issuance is completed, Purchaser shall issue securities by reclassification of its Ordinary Shares (whether pursuant to a merger, consolidation or otherwise), then the rights represented under this Amendment to receive Ordinary Shares shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as a result of such change with respect to the Ordinary Shares that were subject to the rights hereunder prior to that event. In addition, in the event of a Change of Control of Purchaser, Grantee’s rights to receive the First Issuance and Second Issuance shall immediately be accelerated and such Ordinary Shares shall be issued to Grantees within 14 days following such Change of Control. For purposes of this paragraph, “Change of Control” shall mean (a) a purchase of all or substantially all of the share capital of BluePhoenix by a certain entity or a person; or (b) a sale of all or substantially all of the assets of BluePhoenix.

5.	Purchaser Representations and Covenants.

5.1
The Purchaser hereby represents and warrants that the Ordinary Shares are the class of securities of the Purchaser that is qualified for trading on the Nasdaq National Market as of the date hereof and that Form F-3 is available to Purchaser with respect to the Ordinary Shares.

5.2
The Purchaser covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares solely for the purpose of issuance of Ordinary Shares hereunder such number of Ordinary Shares as shall from time to time be sufficient to comply with Purchaser obligations hereunder; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to comply with Purchaser obligations to issue Ordinary Shares hereunder, in addition to such other remedies as shall be available to the Grantee, the Purchaser will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

6.	Grantee Representations and Covenants.

6.1
At the time of signing this agreement, each of the Grantees is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each Grantee has not been formed solely for the purpose of acquiring the Ordinary Shares. None of the Grantees is a registered broker-dealer under Section 15 of the Exchange Act.

6.2
Investment Intent of the Grantee. This agreement is entered into subject to certain investment representations of the Grantee set forth herein and may be transferred or exchanged only in compliance with the provisions herein, the Purchase Agreement and applicable federal and state securities laws and regulations.

7.
Taxes. All tax consequences and obligations regarding any other compulsory payments arising from this agreement and the transactions contemplated hereunder, including, payment of interest and issuance of Ordinary Shares, shall be borne solely by the Grantees, including, without limitation, stamp duty. The Purchaser shall withhold any withholding taxes it is required to under applicable law, including, without limitation, withholding tax applicable to any interest payment made hereunder.

8.
No Current Rights as Shareholder. For the avoidance of doubt, the Grantees shall not have any rights, including without limitation any shareholders rights, with respect to the Ordinary Shares to be issued hereunder, unless a certificate is properly issued as set forth herein above.

9.
Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement (as defined herein), and (b) the following terms have the meanings indicated in this Section 9:

“Grantees” are the persons or entities listed on Exhibit A attached hereto;

“Grantees Representatives” are David Brunel and Guillaume Toussaint;

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ordinary Shares” means the ordinary shares, NIS 0.01 par value per share, of the Purchaser and shares of any other class into which such shares may hereafter have been reclassified or changed.

“Purchase Agreement” means the Purchase Agreement, dated as of December 14, 2006, to which the Purchaser, CodeStream Software limited and the shareholders named therein are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Principal Market” initially means the Nasdaq National Market and shall also include the New York Stock Exchange, the NASDAQ Capital Market, the American Stock Exchange or the Tel Aviv Stock Exchange, whichever is at the time the principal trading exchange or market for the Ordinary Shares, based upon share volume.

“Registrable Securities” means the Ordinary Shares issued under Section 2.2(c) and 2.2(d). First Portion Registrable Securities means the Ordinary Shares issued under Section 2.2(c). Second Portion Registrable Securities means the Ordinary Shares issued under Section 2.2(d).

“Registration Statement” means a registration statement meeting the requirements set forth herein, covering among other things the resale of the Ordinary Shares issued hereunder and naming the Grantees as a “selling shareholders” thereunder.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means any day during which the Nasdaq Global Market shall be open for business.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on the Principal Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Ordinary Shares are not then listed or quoted on the Principal Market and if prices for the Ordinary Shares are then quoted on the OTC Bulletin Board, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the OTC Bulletin Board; (c)  if the Ordinary Shares are not then listed or quoted on the OTC Bulletin Board and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported prior to the day in question; or (d) in all other cases, the fair market value of an Ordinary Share as determined by the Purchaser’s Board of Directors in good faith.

IN WITNESS THE PARTIES HAVE SIGNED THIS PURCHASE AGREEMENT ON THE DATE AND YEAR FIRST ABOVE WRITTEN.

(1) BLUEPHOENIX SOLUTIONS LTD

/s/Arik Kilman
Acting by:
	Name:	Arik Kiman
	Title:	CEO

BLUEPHOENIX SOLUTIONS UK LTD

/s/Arik Kilman
Acting by:
	Name:	Arik Kiman
	Title:	CEO

(2) CODESTREAM SOLUTIONS LTD.

/s/David Brunel
Acting by:
	Name:	David Brunel
Title:

(3) signed as a deed and delivered by
Pine Street Investments II
/s/David Brunel
By:David Brunel

Acting by:	Acting by:
Name:	Name:
Title:	Title:

(4) signed as a deed and delivered by

/s/ W. Henry Vandeveer
W. Henry Vandeveer

In the presence of:
Signature of Witness:

/s/
Name of Witness:

Address:

(5) signed as a deed and delivered by
FCPR NORD EUROPE I
By:	UFG Private Equity

By:	/s/
Name:
Title: Investment Director

(6) signed as a deed and delivered by
FCPI DIADEME INNOVATION I
By: UFG Private Equity

By:	/s/
Name:
Title: Investment Director